Exhibit 10.1

AMERICAN NATURAL ENERGY CORPORATION

2750 Rasmussen Road
Suite 11-105
Park City, UT 84094

Phone 650-619-7372	Fax 650-570-7984

May 5, 2022

Creek Road Miners Inc.

Attn: Alan Urban

2700 Homestead Road

Suite 50

Park City, UT 84098

Dear Alan,

American Natural Energy Corporation (ANEC) confirms receipt of $55,000 by wire transfer. While we still do not have the insurance documentation that Creek Road Miners, Inc. (Creek Road) is required to provide to us, and without waiving this requirement, ANEC will turn the gas back on tomorrow morning with the hopes that we can resolve that and other issues in very short order and conclude things amicably.

At this time, ANEC asks Creek Road to confirm its agreement to the following items:

●	The current Gas Supply Agreement will end on May 24, 2022. There is no option for extension or renewal.
●	The gas consumption invoices for the month of April will be provided to Creek Road the week of May 9th after ANEC receives final information from Shell. Creek Road will pay that invoice in a timely fashion.
●	The gas consumption invoice for May will be provided to creek Road sometime in the middle of June after ANEC receives final information from Shell. Creek Road will pay that invoice in a timely fashion.

If the foregoing is agreeable to Creek Road, kindly sign and date this letter and return a copy to me by 5:00 p.m. MT on May 7, 2022. If you have questions or wish to discuss the foregoing, please do not hesitate to contact me.

Sincerely,

American National Energy Corporation

By:	/s/ Heidi C. Bowman
Name:	Heidi C. Bowman
Title:	Co-CEO & CFO

Agreed to and accepted

Creek Road Miners Inc.

By:	/s/ Alan Urban
Name:	Alan Urban
Title:	CFO
Date	5/7/2022